Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Parkway Properties, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-193203, 333-193187 and 333-178003) on Form S-3, the registration statements (Nos. 333-186816, 333-166922 and 333-174300) on Form S-8, the registration statements (Nos. 333-88861 and 333-00311) on Form S-8 on Form S-3 and the registration statement (No. 333-156051) on Form S-3D of Parkway Properties, Inc. of our reports dated March 9, 2012, except for the presentation of comprehensive loss as to which the date is March 6, 2013 and note 13, which is as of March 3, 2014, with respect to the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for Parkway Properties, Inc. and subsidiaries for the year ended December 31, 2011, and all related financial statement schedules for the year ended December 31, 2011, which reports appear in the December 31, 2013 annual report on Form 10-K of Parkway Properties, Inc.
Our audit report with respect to the consolidated financial statements makes reference to a change in the presentation of comprehensive loss and retrospective application of certain reclassifications associated with discontinued operations.

          /s/ KPMG LLP

Jackson, Mississippi
March 3, 2014